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                                   EXHIBIT 99

                  Zila and Procter & Gamble Sign Agreement on
               New Oral Cancer Test for U.S. & 55 Other Countries


                 Phoenix (Feb. 1, 1996) -- Zila, Inc. (NASDAQ: ZILA) announced an agreement in which The Procter & Gamble Company will market and distribute a new oral cancer diagnostic test, pending approvals by regulatory agencies, for use by dental and medical professionals during in-office visits. Terms were not disclosed.

                 The new diagnostic test is patented and provides results within several minutes. Persons at risk of oral cancer are primarily those 40 years of age and over, with a history of tobacco use and/or excessive alcohol use.

                 In the doctor's office, a patient rinses with a special solution which temporarily stains cancerous lesions a deep blue, making early diagnosis of suspect lesions possible. Oral cancer is among the deadliest forms of cancer, due to difficulty in detecting it early. Currently, health professionals rely on visual examination and palpation with their fingertips to detect oral cancer.

                 On average, the five-year survival rate for people with oral cancer is approximately 50%. This figure drops to 16% when the disease is diagnosed at advanced stages. With early detection, the survival rate for people with oral cancer increases to 75%. This new diagnostic test also helps pinpoint optimum sites for biopsy and surgery. This technology is an adjunct to traditional head and neck exams conducted by health professionals.

                 Under the agreement, P&G now has the exclusive right to market this new test in the U.S. and 55 other countries worldwide, pending needed regulatory approvals. U.S. marketing clearance is being sought from the U.S. Food & Drug Administration (FDA).

                 Joseph Hines, president of Zila, said, "This technology has the potential to dramatically reduce the human and financial cost of oral cancer in the U.S. and around the world. We have tremendous confidence in P&G's ability to make this new test the standard of care worldwide. P&G is an aggressive global leader in oral health care, with an outstanding track record in developing and marketing innovative products. In addition, P&G's worldwide capability to call on thousands of dental professionals and physicians makes them a strong and valued partner."

                 As a result of this agreement, Hines said that Zila will focus on accelerating growth in the company's non-prescription health care lines, and on acquiring new products and technologies. Zila currently markets Zilactin for canker sores; Zilactin-L for cold sores; Zilactin-B with the topical anesthetic benzocaine for intraoral sores; Zilactin Lip medicated lip balm; Quik Floss clinically-proven disposable flosser; and Extend Guard toothbrush protection clip.


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                 P&G makes and markets prescription and over-the-counter
products in 60 countries. In addition to oral health, P&G's focus for prescription drugs is in the cardiac, gastrointestinal, respiratory, anti-infectives and bone health areas. In OTC health care, P&G's leading brands include Vicks(R) cough/cold/flu and allergy products, Crest(R), Scope(R), Metamucil(R), Pepto-Bismol(R) and Aleve(R).

                 P&G is also actively partnering with a range of leading pharmaceutical and biotechnology companies to develop and market innovative therapies. P&G had sales of $33 billion in fiscal 1994-95.


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